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                             NORTH AMERICAN FUNDS
                     MULTICLASS PLAN PURSUANT OT RULE 18F-3
                    UNDER THE INVESTMENT COMPANY ACT OF 1940

                                October 1, 1997

I.   Background
     ----------

     This plan (the "Plan") pertains to the issuance by the North American Funds (the "Trust") on behalf of the investment portfolios listed on Schedule A hereto (each a "Fund") of multiple classes of shares of beneficial interest and is being adopted by the Trust pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"). The Plan amends and restates the Trust's previous Multiclass Plan (dated June 28, 1995) in order to modify the conversion features of the Funds' Class B shares, as described herein. Distribution/service arrangements and expense allocations previously approved by the Trust's Board of Trustees in accordance with an exemptive order (the "Order") granted by the Securities and Exchange Commission to the Trust on February 28, 1994, along with other features of the Trust's multiple class structure, are set forth below. Reference should be made to the Trust's prospectus for further information about the Trust's multiple class structure.

II.  Creation of Classes.
     -------------------

     The Trust's Declaration of Trust authorizes the Trust to issue multiple classes of shares. Pursuant to action taken by the Board of Trustee of the Trust at its March 17-18, 1994 meeting and in accordance with the terms of the Order, the Trust on April 1, 1994 established three classes of shares for each of the Funds, designated "Class A" shares, "Class B" shares and "Class C" shares. The shares of the Strategic Income, Investment Quality Bond, U.S. Government Securities, National Municipal Bond and Money Market Funds outstanding on April 1, 1994 were reclassified as "Class A" shares and the shares of the Global Growth, Growth, Growth and Income and Asset Allocation Funds outstanding on April 1, 1994 were reclassified as "Class C" shares.

III. Sales Charges
     -------------

     Class A shares are offered for sale at net asset value per share plus a front end sales charge (with the exception of Class A shares of the Money Market Fund, which are offered without a sales charge). Certain purchases of Class A shares qualify for a waived or reduced front end sales charge. In addition, purchases of Class A shares above a certain dollar amount are offered for sale at net asset value subject to a CDSC (currently 1% of the dollar amount subject thereto during the first year after purchase).

     Class B shares are sold at net asset value per share without a front end sales charge but
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are subject to a CDSC (currently 5% of the dollar amount subject thereto during the first and second year after purchase, and declining by 1% each year thereafter to 0% after the sixth year (with the exception of Class B shares of the Money Market Fund, which are not subject to any CDSC upon redemption)).

     Class C shares are sold at net asset value without a front end sales charge but for Class C shares purchased after May 1, 1995 subject to a CDSC (currently 1% of the dollar amount subject thereto on redemptions made within one year of purchase (with the exception of Class C shares of the Money Market fund, which are not subject to any CDSC upon redemption)).

     The CDSC for each class of shares is assessed in compliance with Rule 6c-10 under the 1940 Act.

IV.  Distribution and Service Fees
     -----------------------------

     According to a plan adopted pursuant to Rule 12b-1 under the 1940 Act ("Rule 12b-1"), Class A shares are subject to a service fee and a distribution fee (with the exception of Class A shares of the Money Market Fund, which bear no such fees).

     According to a plan adopted pursuant to Rule 12b-1, Class B shares are subject to a service fee and a distribution fee which is higher than the Class A service and distribution fee (with the exception of Class B shares of the Money Market Fund, which bear no such fees).

     According to a plan adopted pursuant to Rule 12b-1, Class C shares are subject to a service fee and a distribution fee which is higher than the Class A service and distribution fee (with the exception of Class C shares of the Money Market Fund, which bear no such fees).

V.   Exchange and Conversion Features
     --------------------------------

     Shares of a particular class of a Fund are exchangeable only for shares of the same class of another Fund as set forth in the Trust's prospectus.

     Class B shares (except for shares of the Money Market Fund) purchased prior to October 1, 1997 will automatically convert, based upon relative net asset value, to Class A shares of the same Fund six years after purchase. Class B shares (except for shares of the Money Market Fund) purchased on or after October 1, 1997 will automatically convert, based upon relative net asset value, to Class A shares of the same Fund eight years after purchase. Upon conversion, these shares will no longer be subject to the higher 12b-1 service and distribution fee of Class B shares.

     Class C shares (except for shares of the Money Market Fund) will automatically convert, based upon relative net asset value, to Class A shares of the same Fund ten years after purchase. Upon conversion, these shares will no longer be subject to the higher 12b-1 service

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and distribution fee of Class C shares.

     There are no automatic conversion features for Class A shares.

VI.  Allocation of Expenses
     ----------------------

     Expenses of each Fund are borne by the various classes of the Fund on the basis of relative net assets. The fees identified as "class expenses" (see below) are to be allocated to each class based on actual expenses incurred, to the extent that such expenses can properly be so allocated. To the extent that such expenses cannot be properly allocated, such expenses are to be borne by all classes on the basis of relative net assets.

     The following are "class expenses":

     (i) transfer and shareholder servicing agent fees and shareholder servicing costs;

     (ii) printing and postage expenses related to preparing and distribution to the shareholders of a specific class materials such as shareholder reports, prospectuses and proxies;

     (iii) Blue Sky and SEC registration fees incurred by a class;

     (iv)  professional fees relating solely to such class;

     (v) Trustees' fees, including independent counsel fees, relating to one class; and

     (vi)  shareholder meeting expenses for meetings of a particular class.

VII. Voting Rights
     -------------

     All shares of each Fund have equal voting rights and will be voted in the aggregate, and not by class, except where voting by class is required by law or where the matter involved affects only one class.

VIII.  Amendments
       ----------

       No material amendment to this Plan may be made unless it is first approved by a majority of both (a) the full Board of Trustees of the Trust and
(b) those Trustees who are not interested persons of the Trust, as that term is defined in the 1940 Act.

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SCHEDULE A

INVESTMENT PORTFOLIOS

Global Equity Fund

Growth Equity Fund

Growth and Income Fund

International Growth and Income Fund

International Small Cap Fund

Small/Mid Cap Fund

Balanced Fund

Equity-Income Fund

Strategic Income Fund

Investment Quality Bond Fund

U.S. Government Securities Fund

National Municipal Bond Fund

Money Market Fund





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